Exhibit 99.1

Contact:	Thomas J. Sargeant
Chief Financial Officer
AvalonBay Communities, Inc.
703-317-4635
For Immediate Release
January 31, 2007
AVALAONBAY COMMUNITIES, INC. ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2006 OPERATING RESULTS
AND RAISES COMMON DIVIDEND
(Alexandria, VA) AvalonBay Communities, Inc. (NYSE: AVB) reported today that Net Income Available to Common Stockholders for the quarter ended December 31, 2006 was $47,101,000. This resulted in Earnings per Share — diluted (“EPS”) of $0.62 for the quarter ended December 31, 2006, compared to $1.26 for the comparable period of 2005, a per share decrease of 50.8%. For the year ended December 31, 2006, EPS was $3.57 compared to $4.21 for the comparable period of 2005, a per share decrease of 15.2%. These decreases are primarily attributable to gains from increased sales volume in 2005, partially offset by growth in income from existing and newly developed communities in 2006.
Funds from Operations attributable to common stockholders — diluted (“FFO”) for the quarter ended December 31, 2006 was $82,549,000, or $1.09 per share compared to $70,109,000, or $0.93 per share for the comparable period of 2005, a per share increase of 17.2%. This increase is driven primarily from improved community operating results and contributions by newly developed communities.
FFO per share for the year ended December 31, 2006 increased by 16.2% to $4.38 from $3.77 for the year ended December 31, 2005. FFO per share for the year ended December 31, 2006 includes $0.18 per share related to the sale of three land parcels and the final installment from the sale of a technology venture. FFO per share for the year ended December 31, 2005 includes several non-routine items totaling $0.11 per share. Adjusting for these non-routine items in both years, FFO per share increased 14.8%, driven primarily by contributions from improved community operating results and newly developed communities.
Commenting on the Company’s results, Bryce Blair, Chairman and CEO, said, “Fourth quarter NOI growth of nearly 11% capped a year of strong financial performance for the Company, and we expect another year of strong earnings growth in 2007. This supports our announcement last evening that we raised our quarterly dividend by 9% for the first quarter.”
Operating Results for the Quarter Ended December 31, 2006 Compared to the Prior Year Period
For the Company, including discontinued operations, total revenue increased by $16,198,000, or 9.1% to $193,800,000. For Established Communities, rental revenue increased 7.4%, comprised of an increase in Average Rental Rates of 7.7% and a decrease in Economic Occupancy of 0.3%. As a result, total revenue for Established Communities increased $10,066,000 to $144,073,000. Operating expenses for Established Communities increased $130,000, or 0.3% to $43,339,000. Accordingly, Net Operating Income (“NOI”) for Established Communities increased by $9,936,000, or 10.9%, to $100,734,000.
The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities from the fourth quarter of 2005 to the fourth quarter of 2006:

Copyright © 2007 AvalonBay Communities, Inc. All Rights Reserved

4Q 06 Compared to 4Q 05

	Rental	Operating		% of
	Revenue	Expenses	NOI	NOI (1)

Northeast	4.2%	1.7%	5.9%	40.0%
Mid-Atlantic	9.9%	(2.9%)	15.3%	18.3%
Midwest	6.3%	(4.0%)	13.7%	2.1%
Pacific NW	11.6%	0.2%	18.3%	4.5%
No. California	9.8%	0.7%	14.1%	22.5%
So. California	6.2%	0.5%	8.6%	12.6%

Total	7.4%	0.3%	10.9%	100.0%

(1)	Total represents each region’s % of total NOI from the Company, including discontinued operations, development and redevelopment communities.
Operating Results for the Year Ended December 31, 2006 Compared to the Prior Year
For the Company, including discontinued operations, total revenue increased by $41,540,000, or 6.0% to $739,087,000. For Established Communities, rental revenue increased 6.8%, comprised of an increase in Average Rental Rates of 6.3% and an increase in Economic Occupancy of 0.5%. As a result, total revenue for Established Communities increased $36,026,000 to $560,200,000, and operating expenses for Established Communities increased $3,810,000, or 2.3% to $173,141,000. Accordingly, NOI for Established Communities increased by $32,216,000, or 9.1% to $387,059,000.
The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the year ended December 31, 2006 as compared to the year ended December 31, 2005:

Full Year 2006 Compared to Full Year 2005

	Rental	Operating		% of
	Revenue	Expenses	NOI	NOI (1)

Northeast	4.5%	3.6%	5.1%	41.2%
Mid-Atlantic	8.9%	0.7%	12.5%	17.7%
Midwest	3.3%	(2.9%)	7.4%	2.2%
Pacific NW	10.1%	4.8%	13.0%	4.4%
No. California	8.4%	1.8%	11.6%	22.5%
So. California	6.6%	0.7%	9.1%	12.0%

Total	6.8%	2.3%	9.1%	100.0%

(1)	Total represents each region’s % of total NOI from the Company, including discontinued operations, development and redevelopment communities.
Cash concessions are recognized in accordance with Generally Accepted Accounting Principles (“GAAP”) and are amortized over the approximate lease term, which is generally one year. The following table reflects the percentage changes in rental revenue on a GAAP basis and Rental Revenue with Concessions on a Cash Basis for our Established Communities:

		Full Year 06 vs
	4Q 06 vs 4Q 05	Full Year 05
Rental Revenue Change with	7.4%	6.8%
Concessions on a GAAP Basis

Rental Revenue Change with Concessions on a Cash Basis	6.3%	7.3%

Development and Redevelopment Activity
The Company completed the development of two communities during the fourth quarter of 2006. Avalon Bowery Place I, located in New York, NY, is a wholly-owned high-rise community containing 206 apartment homes and 21,400 square feet of retail space and was completed for a Total Capital Cost of $98,500,000. Avalon at Mission Bay North II, located in San Francisco, CA, is a high-rise community containing 313 apartment homes and was completed for a Total Capital Cost of $108,200,000. Avalon at Mission Bay North II was developed through a joint venture in which the Company owns a 25% equity interest.
During 2006, the Company completed development of six communities, containing an aggregate of 1,368 apartment homes for an aggregate Total Capital Cost of $375,200,000.
The Company commenced construction of two wholly-owned communities during the fourth quarter of 2006: Avalon Canoga Park, located in Los Angeles, CA, and Avalon Acton, located in Acton, MA. Avalon Canoga Park is expected to contain 210 apartment homes when completed for a Total Capital Cost of $53,900,000. Avalon Acton is expected to contain 380 apartment homes when completed for a Total Capital Cost of $68,800,000.
During 2006, the Company commenced the development of eight communities which are expected to contain a total of 2,459 apartment homes for an expected aggregate Total Capital Cost of $686,600,000.

Copyright © 2007 AvalonBay Communities, Inc. All Rights Reserved

Acquisition Activity
During the fourth quarter of 2006, the Company acquired Southgate Crossing, located in Columbia, MD, for $35,850,000. Southgate Crossing is a wholly-owned, garden-style community containing 215 apartment homes.
In addition, the Company completed the purchase of its partner’s interest in Avalon Run, a community developed through a general partnership in 1994, for approximately $58,500,000. Avalon Run is a 426 apartment-home community, located in Lawrenceville, NJ, and is now a wholly-owned community.
In January 2007, the Company purchased a parcel of land located in Brooklyn, NY for approximately $70,000,000. The Company expects to begin construction of this high-rise community in the second half of 2007.
Disposition Activity
During the fourth quarter of 2006, the Company and its joint venture partner sold Avalon Bedford, a 368 apartment-home community located in Stamford, CT, for a sales price of $79,100,000. Avalon Bedford was owned by a joint venture in which the Company had a 25% equity interest. The Company’s share of the gain as reported in accordance with GAAP is $6,609,000 and its share of the Economic Gain is $3,994,000.
During the fourth quarter of 2006, the Company completed a previously arranged transaction to admit a 70% partner to the joint venture which owns Avalon Del Rey, while retaining a 30% investment interest and serving as the managing member. This joint venture entity will continue to be consolidated.
Excluding dispositions to joint venture entities where the Company retains an economic interest, the Company sold four communities during 2006 (one through a joint venture), containing a total of 1,036 apartment homes, and three land parcels. These communities and land parcels were sold for an aggregate sales price of approximately $281,485,000, resulting in a GAAP Gain of $117,539,000 and an Economic Gain of $95,840,000. Excluding the land parcels, the weighted average Initial Year Market Cap Rate related to these dispositions was 4.6% and the Unleveraged IRR over a weighted average hold period of eight years was 15.2%.
Investment Management Fund Activity
AvalonBay Value Added Fund, L.P. (the “Fund”) is a private, discretionary investment vehicle in which the Company holds an equity interest of approximately 15%. During the fourth quarter of 2006, the Fund acquired two communities:
•	The Covington, located in Lombard (Chicago), IL, is a garden-style community containing 256 apartment homes and was acquired for a purchase price of $32,250,000; and
•	Cedar Valley, located in Columbia (Baltimore), MD, is a garden-style community containing 156 apartment homes, and was acquired for a purchase price of $20,700,000.
During 2006, the Fund acquired a total of five communities, containing an aggregate of 1,182 apartment homes for an aggregate purchase price of $223,670,000.
In January 2007, the Fund acquired Centerpoint for a purchase price of $78,500,000. Centerpoint consists of a newly constructed high-rise tower and separate, recently renovated historic mid-rise buildings located within a single downtown city block of Baltimore, MD. The community contains a total of 392 apartment homes and approximately 33,000 square feet of retail space.
During the fourth quarter of 2006, the Fund commenced the redevelopment of the following communities:
•	Avalon at Poplar Creek, located in Schaumburg (Chicago), IL, is a garden-style community containing 196 apartment homes with an expected Total Capital Cost of $3,400,000, excluding costs incurred prior to the start of redevelopment; and
•	Civic Center Place, located in Norwalk (Los Angeles), CA, is a garden-style community containing 192 apartment homes with an expected Total Capital Cost of $5,400,000, excluding costs incurred prior to the start of redevelopment.
Financing, Liquidity and Balance Sheet Statistics
During the fourth quarter of 2006, the Company entered into a new $650,000,000 variable rate unsecured credit facility, replacing its old facility. Pricing under the new facility is the London Interbank Offered Rate plus 0.4%, a reduction in pricing of 0.15% from the previous facility. The rate can be higher or lower based on the credit rating of the Company and selected maturity of the borrowings. This credit facility may be increased by the Company to $1,000,000,000 (provided that one or more banks voluntarily agree to provide the additional commitment) and has a term of four years with a single one-year renewal option.
As of December 31, 2006, the Company had no amounts outstanding under its $650,000,000 unsecured credit facility. Leverage, calculated as total debt as a percentage of Total Market Capitalization, was 22.3% at December 31, 2006. Unencumbered NOI for the year ended December 31, 2006 exceeded 82% and Interest Coverage for the fourth quarter of 2006 was 3.9 times.

Copyright © 2007 AvalonBay Communities, Inc. All Rights Reserved

In January 2007, the Company filed a new shelf registration statement with the Securities and Exchange Commission, allowing the Company to sell an undetermined number or amount of certain debt and equity securities as defined in the prospectus.
In January 2007, in conjunction with the inclusion of its common stock in the S&P 500 Index, the Company issued 4,600,000 shares of its common stock at $129.30 per share. Net proceeds in the amount of approximately $594,000,000 will be used for general corporate purposes.
First Quarter 2007 Dividend Declaration
The Company announced yesterday that its Board of Directors declared a dividend for the first quarter of 2007 of $0.85 per share on the Company’s common stock (par value $0.01 per share). The declared dividend represents a 9.0%, or $0.07 per share, increase over the Company’s prior quarterly dividend of $0.78 per share. The common stock dividend is payable April 16, 2007 to all common stockholders of record as of April 2, 2007.
In declaring the increased dividend, the Board of Directors evaluated the Company’s past performance and future prospects for earnings growth. Additional factors considered in determining the increase include current dividend distributions (both common and preferred dividends), the ratio of the current common dividend distribution to the Company’s FFO, the relationship of dividend distributions to taxable income, and expected growth in taxable income. Taxable income growth is not directly comparable to growth in FFO.
The Board of Directors also declared a dividend on the Series H Cumulative Redeemable Preferred Stock (par value $0.01 per share) for the first quarter of 2007. The Series H Cumulative Redeemable Preferred Stock dividend is $0.54375 per share and is payable June 15, 2007 to all Series H stockholders of record as of June 1, 2007.
2007 Financial Outlook
As noted in the Company’s initial 2007 financial outlook provided on January 8, 2007, the Company expects EPS in the range of $3.66 to $3.90 for the full year 2007. The Company expects Projected FFO per share in the range of $4.68 to $4.92 for the full year 2007.
Based on the Company’s results for the fourth quarter of 2006, the Company expects EPS in the range of $0.59 to $0.63 for the first quarter of 2007 and Projected FFO per share in the range of $1.13 to $1.17 for the first quarter of 2007.
The Company expects to release its first quarter 2007 earnings on April 25, 2007 after the market closes. The Company expects to hold a conference call on April 26, 2007 at 1:00 PM EDT to discuss the first quarter 2007 results.
First Quarter 2007 Conference/Event Schedule
The Company is scheduled to present at the Citigroup 2007 REIT CEO Conference in Naples, FL at 9:45 AM EST on Tuesday, March 6, 2007. Management’s presentation will be followed by a question and answer session during which Management may discuss the Company’s current operating environment; operating trends; development, redevelopment, disposition and acquisition activity; financial outlook and other business and financial matters affecting the Company. The Company’s presentation will be accessible via a dial-in phone number which will be available at http://www.avalonbay.com/events beginning March 5, 2007.
Other Matters
The Company will hold a conference call on February 1, 2007 at 1:00 PM EST to review and answer questions about this release, its fourth quarter and full year results, the Attachments (described below) and related matters. To participate on the call, dial 1-877-510-2397 domestically and 1-706-634-5877 internationally.
To hear a replay of the call, which will be available from February 1, 2007 at 3:00 PM EST until February 8, 2007 at 11:59 PM EST, dial 1-800-642-1687 domestically and 1-706-645-9291 internationally, and use Access Code: 5181480.
A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least 30 days following the call.
The Company produces Earnings Release Attachments (the “Attachments”) that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company’s website at http://www.avalonbay.com/earnings and through e-mail distribution. To receive future press releases via e-mail, please send a request to IR@avalonbay.com. Some items referenced in the earnings release may require the Adobe Acrobat Reader. If you do not have the Adobe Acrobat Reader, you may download it at http://www.adobe.com/products/acrobat/readstep2.html

Copyright © 2007 AvalonBay Communities, Inc. All Rights Reserved

About AvalonBay Communities, Inc.
As of December 31, 2006, the Company owned or held a direct or indirect ownership interest in 167 apartment communities containing 48,294 apartment homes in ten states and the District of Columbia, of which 17 communities were under construction and six communities were under reconstruction. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in high barrier-to-entry markets of the United States. More information may be found on the Company’s website at the following address http://www.avalonbay.com. For additional information, please contact John Christie, Senior Director of Investor Relations and Research at 1-703-317-4747 or Thomas J. Sargeant, Chief Financial Officer, at 1-703-317-4635.
Forward-Looking Statements
This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by the Company’s use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters. Actual results may differ materially from those expressed or implied by the forward-looking statements as a result of risks and uncertainties, which include the following: changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; increases in costs of materials, labor or other expenses may result in communities that we develop or redevelop failing to achieve expected profitability; delays in completing development, redevelopment and/or lease-up may result in increased financing and construction costs, and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; or we may abandon development or redevelopment opportunities for which we have already incurred costs.
Additional discussions of risks and uncertainties appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 under the headings “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements”, as well as the Company’s Quarterly Reports on Form 10-Q for subsequent quarters under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Forward-Looking Statements.”
The Company does not undertake a duty to update forward-looking statements, including its expected operating results for the first quarter and full year 2007. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Copyright © 2007 AvalonBay Communities, Inc. All Rights Reserved

Definitions and Reconciliations
Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined and further explained on Attachment 15, “Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms” of the full earnings release. Attachment 15 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings. This wire distribution includes only definitions and reconciliations of the following Non-GAAP financial measures:
FFO is determined based on a definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is calculated by the Company as net income or loss computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, extraordinary gains or losses (as defined by GAAP), cumulative effect of a change in accounting principle and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. A reconciliation of FFO to net income is as follows (dollars in thousands):

	Q4	Q4	Full Year	Full Year
	2006	2005	2006	2005
Net income	$49,276	$96,729	$278,399	$322,378
Dividends attributable to preferred stock	(2,175)	(2,175)	(8,700)	(8,700)
Depreciation — real estate assets, including discontinued operations and joint venture adjustments	41,962	41,799	164,749	162,019
Minority interest expense, including discontinued operations	95	292	391	1,363
Gain on sale of unconsolidated entities holding previously depreciated real estate assets	(6,609)	—	(6,609)	—
Gain on sale of previously depreciated real estate assets	—	(66,536)	(97,411)	(195,287)

FFO attributable to common stockholders	$82,549	$70,109	$330,819	$281,773

Average shares outstanding — diluted	75,897,674	75,132,561	75,586,898	74,759,318
EPS — diluted	$0.62	$1.26	$3.57	$4.21

FFO per common share — diluted	$1.09	$0.93	$4.38 (1)	$3.77 (2)

(1)	FFO per common share — diluted for the year ended December 31, 2006 includes $0.18 per share of non-routine items related to the gains on sale of three land parcels and the final installment from the sale of a technology venture.

(2)	FFO per common share — diluted for the year ended December 31, 2005 includes the following non-routine items, totaling $0.11 per share:
–	Gains on the sale of two land parcels;

–	Gain on the sale of a technology venture; and

–	Income related to the impact of the development by a third-party of a hotel adjacent to one of the Company’s existing communities.
     The above items were partially offset by:
–	Separation costs due to the departure of a senior executive; and

–	Accrual of costs related to various litigation matters.

Projected FFO, as provided within this release in the Company’s outlook, is calculated on a basis consistent with historical FFO, and is therefore considered to be an appropriate supplemental measure to projected net income from projected operating performance. A reconciliation of the range provided for Projected FFO per share (diluted) for the first quarter and full year 2007 to the range provided for projected EPS (diluted) is as follows:

	Low	High
	range	range
Projected EPS (diluted) — Q1 07	$0.59	$0.63
Projected depreciation (real estate related)	0.54	0.54
Projected gain on sale of operating communities	—	—

Projected FFO per share (diluted) — Q1 07	$1.13	$1.17

Projected EPS (diluted) — Full Year 2007	$3.66	$3.90
Projected depreciation (real estate related)	2.10	2.34
Projected gain on sale of operating communities	(1.08)	(1.32)

Projected FFO per share (diluted) — Full Year 2007	$4.68	$4.92

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excludes corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management, net interest expense, general and administrative expense, joint venture income, minority interest expense, depreciation expense, gain on sale of real estate assets and income from discontinued operations. The Company considers NOI to be an appropriate supplemental measure to net income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of corporate-level property management overhead or general and administrative costs. This is more reflective of the operating performance of a community, and allows for an easier comparison of the operating performance of single assets or groups of assets. In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.
A reconciliation of NOI (from continuing operations) to net income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

	Q4	Q4	Full Year	Full Year
	2006	2005	2006	2005
Net income	$49,276	$96,729	$278,399	$322,378
Indirect operating expenses, net of corporate income	7,903	6,943	28,809	26,675
Investments and investment management	1,773	1,460	7,033	4,834
Interest expense, net	28,851	31,076	111,046	127,099
General and administrative expense	6,372	6,483	24,767	25,761
Joint venture income and minority interest	(6,253)	86	(6,882)	(5,717)
Depreciation expense	41,378	41,341	162,896	158,822
(Gain)/loss on sale of real estate assets	152	(66,398)	(110,930)	(199,766)
Income from discontinued operations	—	(2,767)	(1,148)	(14,942)

NOI from continuing operations	$129,952	$114,953	$493,990	$445,144

Established:
Northeast	$35,190	$33,220	$137,379	$130,733
Mid-Atlantic	19,212	16,665	72,033	64,050
Midwest	1,833	1,613	7,121	6,627
Pacific NW	5,789	4,895	21,819	19,312
No. California	28,092	24,626	107,135	96,023
So. California	10,618	9,780	41,572	38,098

Total Established	100,734	90,799	387,059	354,843

Other Stabilized	15,657	14,416	59,432	53,935
Development/Redevelopment	13,061	9,738	47,499	36,366

NOI from continuing operations	$129,452	$114,953	$493,990	$445,144

NOI as reported by the Company does not include the operating results from discontinued operations (i.e., assets sold during the period January 1, 2005 through December 31, 2006). A reconciliation of NOI from communities sold to net income for these communities is as follows (dollars in thousands):

	Q4	Q4	Full Year	Full Year
	2006	2005	2006	2005
Income from discontinued operations	$—	$2,767	$1,148	$14,942
Interest expense, net	—	—	—	—
Depreciation expense	—	217	—	3,241

NOI from discontinued operations	$—	$2,984	$1,148	$18,183

NOI from assets sold	$—	$2,984	$1,148	$18,183
NOI from assets held for sale	—	—	—	—

NOI from discontinued operations	$—	$2,984	$1,148	$18,183

Projected NOI, as used within this release for certain Development and Redevelopment Communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses. For Development and Redevelopment Communities, Projected NOI is calculated based on the first year of Stabilized Operations, as defined below, following the completion of construction. In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation. Projected stabilized rental revenue represents Management’s estimate of projected gross potential (based on leased rents for occupied homes and Market Rents, as defined below, for vacant homes) minus projected economic vacancy and adjusted for concessions. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.
Management believes that Projected NOI of the development and redevelopment communities, on an aggregated weighted average basis, assists investors in understanding Management’s estimate of the likely impact on operations of the Development and Redevelopment Communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense). However, in this release the Company has not given a projection of NOI on a company-wide basis. Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development or redevelopment is complex, impractical to develop, and may not be meaningful. Projected NOI of these communities is not a projection of the Company’s overall financial performance or cash flow. There can be no assurance that the communities under development or redevelopment will achieve the Projected NOI as described in this release.
Interest Coverage is calculated by the Company as EBITDA from continuing operations, excluding land gains, divided by the sum of interest expense, net, and preferred dividends. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies. EBITDA is defined by the Company as net income before interest income and expense, income taxes, depreciation and amortization.

A reconciliation of EBITDA and a calculation of Interest Coverage for the fourth quarter of 2006 are as follows (dollars in thousands):

Net income	$49,276
Interest expense, net	28,851
Depreciation expense	41,378

EBITDA	$119,505

EBITDA from continuing operations	$119,505
EBITDA from discontinued operations	—

EBITDA	$119,505

EBITDA from continuing operations	$119,505
Land loss	152

EBITDA from continuing operations, excluding land loss	$119,657

Interest expense, net	$28,851
Dividends attributable to preferred stock	2,175

Interest charges	$31,026

Interest coverage	3.9